UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

Pursuant to Section 12(b) or (g) of the

Securities Exchange Act of 1934

X-RITE, INCORPORATED

(Exact Name of Registrant as Specified in Charter)

MICHIGAN	000-14800	38-1737300
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4300 44th Street S.E. Grand Rapids, MI	49512
(Address of Principal Executive Office)	(Zip Code)

(616) 803-2100

Registrant’s telephone number, including area code

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☒

Securities Act registration statement file number to which this form relates:                              (if applicable)

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
None	None

Securities to be registered pursuant to Section 12(g) of the Act:

Junior Participating Preferred Stock Purchase Rights

Title of Class

X-Rite, Incorporated, a Michigan corporation (the “Company”), supplements and amends its Registration Statement on Form 8-A, dated March 29, 2002, as amended by the Registration Statement on Form 8-A/A, dated August 20, 2008, as follows:

Item 1. Description of Registrant’s Securities to Be Registered.

On August 18, 2009, the Company, entered into an Exchange Agreement (the “Exchange Agreement”) with OEPX, LLC, a Delaware limited liability company, Sagard Capital Partners, L.P. (“Sagard”), and Tinicum Capital Partners II, L.P., Tinicum Capital Partners II Parallel Fund II, L.P. and Tinicum Capital Partners II Executive Fund L.L.C. (collectively, “Tinicum” and, together with OEP and Sagard, the “Investors”), pursuant to which the Investors acquired, subject to the terms and conditions set forth therein, (i) an aggregate of 41,561.22312 shares of newly designated Series A Preferred Stock, par value $0.10 per share (the “Series A Preferred Stock”), which, (x) unless and until Shareholder Approval (as defined in the Certificate of Designation, Preferences and Rights of Series A Preferred Stock of the Company dated as of August 18, 2009, the “Certificate of Designation”) is obtained by the Company with respect to the issuance of the Warrant Shares (as defined below) or (y) unless, prior to such Shareholder Approval, there is a Liquidation Event (as defined in the Certificate of Designation) or any event requiring the Company to redeem, repurchase, or offer to repurchase the Series A Preferred Stock in accordance with the Certificate of Designation, entitle the holders thereof to receive a Participation Amount (as defined in the Certificate of Designation) upon the redemption or repurchase of the Series A Preferred Stock, which amount is, at the option of the Company, payable in cash or, provided certain conditions are met, payable by delivery of an aggregate of 7,500,000 shares of Common Stock, subject to adjustment as set forth in the Certificate of Designation (the “Redemption Shares”) and (ii) warrants (the “Warrants”) to acquire an aggregate of 7,500,000 shares of Common Stock, subject to adjustment as set forth in the Warrants (collectively, with respect to all Investors, the “Warrant Shares”), which Warrants will not become exercisable unless and until Shareholder Approval is obtained, in exchange for the cancellation of $41,561,223.12 of the principal amount of the Company’s second lien debt. In addition to the shares of Series A Preferred Stock acquired by the Investors on August 18, 2009, the Certificate of Designation authorizes the Company to issue an additional 43,168.0405 shares of Series A Preferred Stock for the payment of dividends “in kind” on the Series A Preferred Stock in accordance with the Certificate of Designation (the “In Kind Dividends”).

Pursuant to the terms of the Series A Preferred Stock under the Certificate of Designation, following a redemption or repurchase of the Series A Preferred Stock entirely in cash which redemption or repurchase occurs at any time when Shareholder Approval has not been obtained, the holders of the Series A Preferred Stock so redeemed or repurchased may purchase from other shareholders of the Company the number of shares of Common Stock equal to the number of Redemption Shares that such holder would have been entitled to had the Participation Amount been satisfied by delivery of the Redemption Shares (collectively, with respect to all Investors, the “Redemption Purchase Shares”, and together with the Warrant Shares and Redemption Shares, the “Investor Shares”).

In connection with the execution of the Exchange Agreement, the Warrants and the other agreements contemplated thereby, on August 18, 2009, the Company entered into Amendment No. 2 (the “Amendment”) to the Shareholder Protection Rights Agreement, dated as of March 29, 2002, between the Company and Computershare Trust Company, N.A. (formerly known as EquiServe Trust Company, N.A.), as previously amended by Amendment No. 1 to Shareholder Protection Rights Plan, dated as of August 20, 2008, between the same parties (the “Rights Agreement”), for the purpose of amending the Rights Agreement to render it inapplicable to the transactions contemplated by the Exchange Agreement and the transactions contemplated thereby. In particular the, Amendment provides that no Investor or its affiliates will be deemed to be an Acquiring Person (as defined in the Rights Agreement) and no distribution of rights will occur solely by virtue of the approval, execution, delivery, adoption or performance of the Exchange Agreement, the Certificate of Designation, the Warrants or the Investment Agreements (as defined in the Exchange Agreement) or the consummation of any transactions contemplated thereby, including, without limitation, by reason of (i) acquisitions by any Investor of Series A Preferred Stock, Warrants, Investor Shares and/or In Kind Dividends, (ii) acquisitions of Common Stock contemplated by the Investment Agreements (including, for the avoidance of doubt, acquisitions permitted by Section 4.1(e)(iii) thereof) and/or (iii) the shares of Common Stock presently beneficially owned by the Investors and their respective affiliates as of August 18, 2009.

Item 2. Exhibits

Exhibit No.	Description of Exhibits

4.1	Shareholder Protection Rights Agreement, between X-Rite, Incorporated and Computershare Trust Company, N.A. (formerly known as EquiServe Trust Company, N.A.) , dated as of March 29, 2002 (incorporated by reference to Exhibit 99.1 of the Registration Statement of the Company on Form 8-A, dated March 29, 2002)

4.2	Amendment No. 1 to Shareholder Protection Rights Plan, between X-Rite, Incorporated and Computershare Trust Company, N.A. (formerly known as EquiServe Trust Company, N.A.), dated as of August 20, 2008 (incorporated by reference to Exhibit 4.2 of the Registration Statement of the Company on Form 8-A/A, dated August 20, 2008)

4.3	Amendment No. 2 to Shareholder Protection Rights Plan, between X-Rite, Incorporated and Computershare Trust Company, N.A. (formerly known as EquiServe Trust Company, N.A.), dated as of August 18, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

X-RITE, INCORPORATED

Date: August 20, 2008

By:	/s/ Thomas J. Vacchiano Jr.
Name:	Thomas J. Vacchiano Jr.
Title:	Chief Executive Officer